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                                  EXHIBIT 99.1
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Press Release                                      LG&E ENERGY(R)


                                                   LG&E ENERGY CORP.
For more information:     Paul Heagen              220 West Main Street
                          Office: (502) 627-2877   P.O. Box 32030
                          Home: (502) 425-4002     Louisville, Kentucky 40232

For Immediate Release     May 15, 1995

         LG&E ENERGY CLOSES HADSON ACQUISITION; NOW POSITIONED TO OFFER
              INTEGRATED NATURAL GAS AND ELECTRIC ENERGY SERVICES

         Louisville, KY. - LG&E Energy Corp. today closed its previously announced acquisition of Dallas-based Hadson Corporation, marking the company's largest investment to date in a new business and setting the stage for offering integrated natural gas and electric energy services.

         LG&E Energy Corp.'s $143 million purchase includes Hadson's natural gas marketing subsidiary, as well as the company's 1,300 miles of gas gathering systems, gas transmission systems and gas processing and storage facilities. Hadson owns and operates facilities in New Mexico, west Texas, Oklahoma and Montana, and has marketing contracts and agreements with local distribution companies or industrial users in 36 states.

         In acquiring Hadson, LG&E Energy purchased the 65 percent of common stock held by Santa Fe Resources, Inc., and The Prudential Insurance Company of America, and separately acquired the remaining publicly held Hadson common stock for $2.75 per share.

         "Backed by our financial strength, we are confident of Hadson's prospects to build sales volume and extend their presence into new markets," said Ed Casey, Group President of LG&E Energy Services. "Longer term, this acquisition also positions us to

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                                                   LG&E ENERGY(R)


Page Two
Hadson Acquisition
May 15,1995

meet growing market demands for integrated energy solutions and speeds our plans to become a national provider of both electric and natural gas products and services."

         LG&E Energy was one of the first utility holding companies in 1994 to establish an electric power marketing group, now operating in most areas of the U.S., and previously held a partnership interest in Natural Gas Clearinghouse of Houston, Texas.

         As a fully owned subsidiary of LG&E Energy, Hadson expects to be able to resume earlier gas supplier agreements that had been hampered by credit constraints and dramatically spur the growth of the business.

         "Over the last year, we have worked to build our infrastructure to support greater sales volume and strengthen our customer relationships," said Greg Jenkins, President and CEO of Hadson. "This acquisition places us with a well-resourced and knowledgeable parent company and will allow us to offer a greater array of services as this industry continues to evolve and grow."

         LG&E Energy Corp., headquartered in Louisville, is an exempt utility holding company that owns and operates diversified energy services businesses. The company owns or owns an equity interest in 13 power plants in seven states, and is developing projects in Argentina and Spain. LG&E Energy Corp. is aligned into two primary business units: LG&E Energy Services, a group that concentrates on power generation, domestic and international development, and wholesale power and gas marketing; and Louisville Gas and Electric Company, a regulated public utility that focuses on the retail distribution of energy.

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